Exhibit 99.1

For immediate release

ZONAGEN REPORTS THIRD QUARTER 2004 FINANCIAL RESULTS

     THE WOODLANDS, Texas—Oct. 20, 2004—Zonagen, Inc. (Nasdaq:ZONA — News; PCX:ZNG) today announced financial results for the three-month and nine-month periods ended September 30, 2004.

     During the quarter ended September 30, 2004, the Company continued to focus its resources on the clinical development of its two programs, Progenta™ and Androxal™.

     On June 29, 2004, the Company announced that it would initiate a 30 patient Phase I/II clinical trial in Warsaw, Poland with its lead program Progenta™, which is being developed as an oral treatment for uterine fibroids. All patients have been recruited into the study and the Company believes it may have top-level reportable data from this trial by year-end 2004 or early 2005.

     During July 2004, the Company released results from a randomized clinical trial comparing the Company’s Androxal™ product candidate to placebo and to Androgel® in testosterone deficient men. Androgel® is the current drug treatment of choice for this indication. Androxal™ is an orally administered medication that induces increased production of testosterone. This study consisted of 52 eligible subjects who were randomized and dosed into 5 different arms, three dose levels of Androxal™, placebo, and the low dose of Androgel®. Upon completion of these arms of the trial, a sixth arm comprised of 10 men from the initial group was formed to test the high dose of Androgel®. All three dose levels of Androxal™ achieved statistically significant results over the placebo group. The Company is seeking to hold an end-of-Phase-II meeting with the Food and Drug Administration (“FDA”) to review the total preclinical and clinical program for Androxal™.

     On June 16, 2004, the United States Court of Appeals for the Fifth Circuit affirmed the June 13, 2003 judgment of the United States District Court for the Southern District of Texas dismissing the one claim remaining from the consolidated class action lawsuit described in the Company’s SEC filings. In addition, on July 15, 2004, the Court of Appeals denied the plaintiff’s request for a rehearing. The time for the plaintiff to file a writ of certiorari with the United States Supreme Court has expired. The Company is not currently a party to any material legal proceedings.

     Financial Results

     Total revenues for the three-month period ended September 30, 2004 decreased to $29,000 as compared with $189,000 for the same period in the prior year and were approximately $228,000 for the nine-month period ended September 30, 2004 as compared to $815,000 for the same period in the prior year.

     Research and development grants for the three-month period ended September 30, 2004 were $2,000 as compared to $122,000 for the same period in the prior year and were $118,000 for the nine-month period ended September 30, 2004 as compared to $459,000 for the same period in the prior year. Grant revenue relates to three Small Business Research (“SBIR”) grants that were awarded to the Company in the third quarter ended September 30, 2002. The Company performed a portion of that paid research under its one existing $836,441 Phase II grant during the three-month period ended September 30, 2004 as compared to the research that was performed under three SBIR grants during the same period in the prior year. Two of the awarded SBIR grants were depleted during 2003 and the last existing grant for $836,441 has essentially been depleted.

     Interest income decreased 60% to $27,000 for the three-month period ended September 30, 2004, as compared to $67,000 for the same period in the prior year and was $75,000 for the nine-month period ended September 30, 2004 as compared to $254,000 for the same period in the prior year. This decrease is primarily due to the reduction in investment cash on hand as a result of the Company completing its self tender offer in January 2004, for an approximate aggregate purchase price of $13.7 million, which was exclusive of approximately $289,000 of associated costs.

     In the nine-month period ended September 30, 2003 the Company sold substantially all of its fixed assets, that were not necessary for its current clinical development programs of either Progenta™ or Androxal™ for approximate net proceeds of $225,000, which was $102,000 over their book value. Other revenue included in the nine-month period ended September 30, 2004 of $35,000 was from the sale of some of the Company’s preclinical phentolamine data that is to be used for a purpose that does not compete with the Company’s sexual dysfunction technologies.

     Research and development (“R&D”) expenses include contracted research, regulatory affairs activities and general research and development expenses. R&D expenses increased 112% to $929,000 for the three-month period ended September 30, 2004 as compared to $439,000 for the same period in the prior year and increased 21% to $1.9 million for the nine-month period ended September 30, 2004 as compared to $1.6 million for the same period in the prior year. Reimbursed R&D expenses relating to the Company’s SBIR grants were $127,000 less for the three-month period ended September 30, 2004 as compared to the same period in the prior year and were $336,000 less for the nine-month period ended September 30, 2004 as compared to the same period in the prior year. In addition, during the nine-month period ended September 30, 2003, the Company reduced its research staff and incurred a $122,000 severance charge. During the three-month period ended September 30, 2004, the Company increased its expenses related to its Progenta™ Phase I/II clinical trial in Poland and recorded a patent impairment charge of $288,000 relating to its vaccine adjuvants and prostate cancer vaccines. The Company will no longer maintain its patent portfolio relating to these technologies or its immuno-contraceptive vaccines.

     General and administrative (“G&A”) expenses decreased 11% to $540,000 for the three-month period ended September 30, 2004, as compared to $606,000 for the same period in the prior year and decreased 26% to $1.3 million for the nine-month period ended September 30, 2004 as compared to $1.7 million for the same period in the prior year. The decrease in expenses for the three-month and nine-month periods ended September 30, 2004 is primarily due to a decrease in costs associated with a prior search for a potential strategic alternative and a reduction in D&O insurance costs, offset by an increase in professional fees and non-cash stock compensation expense.

     Net loss for the three-month period ended September 30, 2004, was ($1.4) million or ($0.29) per share as compared to a net loss of ($856,000) or ($0.07) per share for the same period in the prior year. Net loss for the nine-month period ended September 30, 2004, was ($3.0) million or ($0.57) per share as compared to a net loss of ($2.5) million or ($0.22) per share for the same period in the prior year. Although the loss for the three-month and nine-month periods ended September 30, 2004 was $584,000 and $479,000 greater, respectively, than the same periods in the prior year, the loss per share was significantly greater due to the Company’s smaller share base which was the result of the completion of the Company’s self tender offer completed in January 2004. The increased loss for the three-month period ended September 30, 2004 is primarily due to an increase in costs associated with the Progenta™

Phase I/II clinical trial which is being conducted in Warsaw, Poland in which Progenta™ is being developed as an oral treatment for uterine fibroids, the impairment charge relating to the Company’s patent portfolio for its vaccine adjuvants and prostate cancer vaccines of $288,000 and a decrease in interest income. The increased loss for the nine-month period ended September 30, 2004 as compared to the same period in the prior year was primarily due to an increase in costs associated with the Progenta™ Phase I/II clinical trial, the impairment of the Company’s patent portfolio related to its vaccine adjuvants and prostate cancer vaccines, a decrease in interest income, offset by a decrease in costs associated with the prior search for a potential strategic alternative and a reduction in D&O insurance costs.

     Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties including Zonagen’s ability to have success in the clinical development of its technologies, Zonagen’s ability to raise additional capital on acceptable terms or at all, uncertainty relating to Zonagen’s patent portfolio, Zonagen’s ability to have success in meeting governmental regulations and the costs and time required to meet such regulatory requirements, manufacturing uncertainties related to Progenta™, the Company’s ability to remain listed on Nasdaq, and such other risks identified in Zonagen’s Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the Securities and Exchange Commission (SEC). These documents are available on request from Zonagen or at www.sec.gov. Zonagen disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ZONAGEN, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues
Research and development grants	$2	$122	$118	$459
Interest income	27	67	75	254
Gain on disposal of fixed assets	—	—	—	102
Other Income	—	—	35	—

Total revenues	29	189	228	815

Expenses
Research and development	929	439	1,914	1,583
General and administrative	540	606	1,268	1,707

Total expenses	1,469	1,045	3,182	3,290

Net loss	$(1,440)	$(856)	$(2,954)	$(2,475)

Net loss per share	$(0.29)	$(0.07)	$(0.57)	$(0.22)

Shares used in loss per share calculation:
Basic	4,993	11,480	5,159	11,489
Diluted	4,993	11,480	5,159	11,489

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2004	2003
	(Unaudited)
Cash and cash equivalents	$2,556	$20,946
Marketable securities	4,000	2,000
Other currents assets	86	235
Fixed assets (net)	17	—
Other assets (net)	387	847

Total assets	$7,046	$24,028

Accounts payable and accrued expenses	$415	$541
Stockholders’ equity	6,631	23,487

Total liabilities and stockholders’ equity	$7,046	$24,028

Contact:
    Zonagen, Inc., The Woodlands
    Joseph S. Podolski, 281-719-3447